Exhibit 10(a)(1)

[Recipient’s name]

2011 PERFORMANCE SHARE AWARD LETTER

The Compensation and Management Succession Committee of the Company’s Board of Directors has awarded you:

             Performance Shares

Award Period:  January 1, 2011 — December 31, 2013

Grant Date:  February 28, 2011

The Performance Shares were awarded pursuant to the Company’s Long-Term Incentive Plan (the “Plan”), and are subject to the terms and conditions contained in the Plan and in the Provisions for 2011 Performance Shares set forth in Appendix A to this Award Letter. Appendix A contains provisions regarding the earn-out and payment of your Performance Shares, termination of employment, tax withholding, non-solicitation of Company employees and regulatory compliance, and I encourage you to read it carefully.

Please retain these documents in your personal records.

John D. Johns
Chairman of the Board, President and
Chief Executive Officer of
Protective Life Corporation

APPENDIX A

PROVISIONS FOR

2011 PERFORMANCE SHARES

FEBRUARY 28, 2011

On February 28, 2011, Protective Life Corporation (the “Company”) granted performance shares (“Performance Shares”) under its Long-Term Incentive Plan (the “Plan”).  Each recipient was given a 2011 Performance Share Award Letter (the “Award Letter”).  The terms of your Award are contained in these Provisions for 2011 Performance Shares (“Performance Share Provisions”), which refer to and incorporate information contained in the Award Letter.  This Award is also subject to the terms of the Plan and any rules adopted by the Compensation and Management Succession Committee of the Board of Directors (the “Committee”).  Any terms used in these Performance Share Provisions and not defined herein have the meanings set forth in the Plan.

These Performance Share Provisions and the Award Letter constitute part of a prospectus covering securities that have been registered under the Securities Act of 1933.  The date of this part of the prospectus is February 28, 2011.

1.                                      General Provisions.  The number of Performance Shares that you have been awarded, the Award Period of the Performance Shares, and the Grant Date of the Performance Shares are set forth in your Award Letter.

2.                                      Earn-Out of Performance Shares.

(a)                                  General.  Payment of the Performance Share Award will be based upon the Company’s “average return on average equity” (as defined below) during the Award Period.  Payment will be based on the following schedule:

Average return	Percentage of
on average equity	Award paid

less than 9.00%	0%
9.25%	50%
9.50%	100%
9.75%	175%
10.00%	200%

There will be interpolation between 9.00% and 9.25% to determine the exact percentage to be paid between 0% and 50%; interpolation between 9.25% and 9.50% to determine the exact percentage to be paid between 50% and 100%; interpolation between 9.50% and 9.75% to determine the exact percentage to be paid between 100% and 175%; and interpolation between 9.75% and 10.00% to determine the exact percentage to be paid between 175% and 200%.

(b)                                 Definitions.  “Return on average equity” for a calendar year is generally defined as operating earnings (or operating income) per share divided by average stockholders’ equity (excluding accumulated other comprehensive income) per share. Operating earnings (loss) is defined as income (loss) before income tax, excluding net realized investment gains (losses) (except as described below) net of the related amortization of deferred acquisition costs and value of business acquired and excluding participating income from real estate ventures.  Operating earnings (loss) includes periodic settlements of derivatives associated with debt and certain investments and realized and unrealized gains (losses) on derivatives related to certain annuity products. Operating earnings (loss) is determined without taking into account the cumulative effect of change in accounting principles.  “Average stockholders’ equity” for a calendar year is the average of the stockholders’ equity on the last business day of each calendar quarter during such calendar year and of the stockholders’ equity on the last business day of the preceding calendar year.  “Average return on average equity” for the Award Period is the average of the returns on average equity for the calendar years during the Award Period.  Except as explicitly set forth above, return on average equity shall be determined in accordance with generally accepted accounting principles of the United States as in effect on February 28, 2011, and shall disregard the effect of accounting standards adopted or implemented after that date.

3.                                      Time and Form of Payment.  As soon as practicable after the end of the Award Period, the Committee will determine the extent to which the Performance Share Award has been earned.  The amount of the total payment shall be based on the Fair Market Value of the Common Stock.  Unless the Committee determines otherwise, payment will be made partly in shares of Common Stock and partly in cash, with the cash portion being approximately equal to the federal, state and local tax withholding obligation with respect to such payment.

4.                                      Termination of Employment.

(a)                                  Death, Disability or Retirement.  Unless the Committee determines otherwise (and subject to such conditions as the Committee may determine), if your employment is terminated by death, disability or by retirement on or after normal retirement age or prior to normal retirement age at the request of the Company, you will receive a pro rata payment with respect to the Performance Shares based on the period of employment during the Award Period and determined by reference to the performance achieved as of the end of the fiscal year immediately preceding your termination date (or, if your employment terminates before December 31, 2011, by reference to performance as of December 31, 2010).

(b)                                 Special Termination.  Unless the Committee determines otherwise (and subject to such conditions as the Committee may determine), if your employment is terminated by reason of (1) retirement prior to normal retirement age at your request and approved in writing by the Company, (2) the divestiture of a business segment or a significant portion of the assets of the Company, or (3) a significant reduction by the Company in its salaried work force, the determination of whether any payment shall be made with respect to any unvested portion of your Performance Share Award shall be at the discretion of the Committee and subject to such conditions as the Committee may determine.  Any such payment, if made, will not exceed the number of Performance Shares determined as set forth in paragraph 4(a).

(c)                                  Retirement in Calendar Year of Grant.  Any provision of these Performance Share Provisions to the contrary notwithstanding and subject to such conditions as the Committee may determine, if (i) this Award is intended, at the time of grant, to be “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Internal Revenue Code (the “Code”), to the extent required to so qualify any Award thereunder, and (ii) your employment is terminated before January 1, 2012 by retirement on or after normal retirement age or prior to normal retirement age at the request of the Company, you will receive a pro rata payment with respect to the Performance Shares based on the period of employment during the Award Period and determined by reference to the performance achieved as of December 31, 2011.

(d)                                 Other Termination.  Unless the Committee determines otherwise (and subject to such conditions as the Committee may determine), if your employment is terminated for any reason not set forth in paragraphs 4(a), (b) or (c), any unvested portion of your Performance Share Award will be forfeited.

5.                                      Change in Control.  In the event of a Change in Control, you shall be deemed to have earned Performance Shares with respect to your Award based upon performance as of the December 31 preceding the date of the Change in Control, provided that the number of Performance Shares earned shall never be less than the number of Performance Shares that you were awarded (as set forth in your Award Letter).  Each Performance Share so earned shall be canceled in exchange for a payment in cash of an amount equal to the greater of (a) the price per share of Common Stock immediately preceding any transaction resulting in a Change in Control or (b) the highest price per share of Common Stock offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash).

6.                                      Federal Income Tax Consequences.

(a)                                  General.  The following description of the federal income tax consequences of the Performance Shares is based on currently applicable provisions of the Code and related regulations, and is only a general summary.  The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax laws. You are urged to consult with your own tax advisor regarding the application of the tax laws to your particular situation.

(b)                                 Grant of Performance Shares.  This grant of Performance Shares will not cause you to be subject to federal income tax.

(c)                                  Payment of Performance Shares.  You will recognize ordinary income for federal income tax purposes on the date the Performance Shares are earned and paid (the “payment date”), unless you have made an effective election under the Company’s Deferred Compensation Plan for Officers (“Deferred Compensation Plan”), as discussed in paragraph 6(e).  The amount of income recognized will be equal to the aggregate of the amount of cash and the fair market value (as of the payment date) of the shares of Common Stock paid.

(d)                                 Sale of Performance Shares.  Your tax basis in the shares of Common Stock acquired upon payment of Performance Shares will equal the fair market value of the shares on the payment date (unless you have made an effective election under the Deferred Compensation Plan, as discussed in paragraph 6(e)).

You will recognize capital gain or loss on the sale or exchange of the acquired shares to the extent of any difference between the amount realized and the tax basis in the shares.  The tax treatment of the capital gain or loss will depend upon the period of time between the payment date and the date of the sale or exchange, your adjusted gross income, and other factors.

(e)                                  Deferred Compensation Plan.  You may elect to defer payment of Performance Shares, and the recognition of taxable income with respect to such payment, by making deferral elections under the Deferred Compensation Plan.  If you make effective deferral elections, you will recognize ordinary income on your Performance Shares as of the date the Performance Shares are paid from the Deferred Compensation Plan, in an amount equal to the amount of cash and the fair market value (on such date) of the shares of Common Stock paid.  Similarly, your holding period for capital gains purposes will begin as of the date of payment from the Deferred Compensation Plan, and the tax basis in the shares of Common Stock acquired will equal the fair market value of the shares on such date.

You will be provided with more information about this deferral opportunity, and the Deferred Compensation Plan, before your Performance Shares become payable.

(f)                                    Company Deductions.  As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a Performance Share holder recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code.  Neither the Company nor any subsidiary will be entitled to a deduction with respect to payments that constitute “excess parachute payments” pursuant to Section

280G of the Code and that do not qualify as reasonable compensation pursuant to that section.  Such payments will also subject the recipients to a 20% excise tax.

(g)                                 ERISA.  The Plan is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

7.                                      Deferral of Payment by the Company.  The Committee may defer the payment of cash and the issuance or delivery of Common Stock to prevent the Company or its subsidiaries from being denied a federal income tax deduction with respect to any payment of Performance Shares.  If a cash payment or distribution of Common Stock to a Participant is deferred, the Company will establish for the Participant a book-entry account (the “Account”) representing all such deferrals.  If dividends are paid by the Company during the deferral period, the Participant’s Account shall be credited with the amount of any dividends which would otherwise have been payable to the Participant if the number of shares represented by such Account had been owned directly, and such amount shall be deemed to be reinvested in additional shares of Common Stock.

8.                                      Tax Withholding.  The Company will withhold, from your Performance Share payment (or your payment from the Deferred Compensation Plan, if you have made deferral elections under that Plan), an amount in cash sufficient to satisfy any applicable federal, state or local tax withholding obligation.

The amount of withholding tax retained by the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws.  The total amount of income you recognize by reason of the payment of Performance Shares will be reported on Form W-2 in the year in which you recognize income with respect to the payment. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

9.                                      Non-transferability of Performance Shares.  Your Performance Shares may not be assigned, pledged, or otherwise transferred, except upon your death by the laws of intestacy or descent and distribution.

10.                               Beneficiary Designations.  You may name a beneficiary or beneficiaries (who must be members of your family and who may be named contingently or successively) with respect to your rights under the Plan (including the right to receive payment of Performance Shares after your death) by submitting a written beneficiary designation in a form acceptable to the Company.  Any such designation will be effective only when filed with the Company’s Chief Accounting Officer (or such other person as the Company may designate) before your date of death, and will (unless specifically set forth therein) revoke all prior designations.  If there is no beneficiary designation in effect on the date of your death, your beneficiary will be your surviving spouse or, if you have no surviving spouse, your estate.

11.                               Adjustment in Certain Events.  In the event of specified changes in the Company’s capital structure, the Committee will make appropriate adjustment in the number and kind of shares authorized by the Plan, and the number and kind of shares covered by outstanding Awards.  These Performance Share Provisions will continue to apply to your Award as so adjusted.

12.                               Administration of the Plan.  The Plan is administered by the Committee, which consists of at least two directors, none of whom is an employee of the Company.  The members of the Committee are appointed annually by the Board of Directors and may be removed by the Board of Directors.  To the Company’s best knowledge, there is no other material relationship between any member of the Committee and the Company or its affiliates or employees.

The Committee designates the eligible employees to be granted awards and the type and amount of awards to be granted. The Committee also has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  Committee determinations need not be uniform, whether or not the Participants are similarly situated.  All decisions and acts of the Committee are final and binding on all affected Participants.

13.                               Amendment.  The Committee may from time to time amend the terms of this Award in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.  The Plan will terminate on December 31, 2017; however, such termination will not affect an Award previously granted.  The Company may amend, terminate or discontinue the Plan at any time, but no amendment, termination or discontinuance of the Plan will unfavorably affect any Award previously granted.

14.                               Section 16(b) Considerations.  If you are deemed to be an officer of the Company for purposes of Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”), you will be required to return to the Company any “profit” realized from the “purchase” and “sale”, or “sale” and “purchase”, of Common Stock within any six-month period.  The grant of Performance Shares and the receipt of shares upon payment of Performance Shares under the Plan are not purchases for purposes of Section 16(b).  The withholding of shares to satisfy your tax liability in connection with the payment of Performance Shares (as described in paragraph 8) will also be exempt from Section 16(b).

Reporting requirements apply with respect to the payment of Performance Shares, the deferral of payment under the Deferred Compensation Plan, and the ultimate distribution of shares from the Deferred Compensation Plan.  If you are subject to Section 16(b), you should consult the Company’s Legal Department about these provisions.

15.                               Restrictions on Resale.  The Plan does not impose restrictions on the resale of Common Stock acquired under the Plan.  However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of stock acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act.  The Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates.  In addition, the Company’s directors, officers and employees are subject to all applicable laws and to the Company’s policies and procedures regarding the purchase and sale of Common Stock (including its Code of Business Conduct, Statement of Policy on Purchase or Sale of Protective Life Corporation Stock, and Stock Ownership Guidelines).

16.                               Effect on Employment and Other Benefits.  Receipt of an Award under the Plan does not give you a right to receive Awards in the future or to continue in the employ of the Company and its subsidiaries, and Award recipients are subject to discipline and discharge in the same manner as any other employee.  Income recognized as a result of payment of Performance Shares will not be included in the formula for calculating your benefits under the Company’s Pension, 401(k) and Stock Ownership, and Disability Plans.

17.                               Regulatory Compliance.  Under the Plan, the Company is not required to deliver Common Stock for payment of Performance Shares if delivery would violate any applicable law, regulation or stock exchange requirement.  If required by any federal or state securities law or regulation, the Company may impose restrictions on a Performance Share holder’s ability to transfer shares received under the Plan.

18.                               Company and Plan Documents.  Each year the Company sends a copy of its Annual Report to Share Owners for its last fiscal year to all share owners of the Company.  An additional copy of the Company’s most recent Annual Report to Share Owners and all other communications distributed by the Company to its shareholders may be obtained without charge, by written or oral request to Investor Relations,

Protection Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-3573).

The following documents filed by the Company with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a)                                  The Company’s most recent Annual Report on Form 10-K;

(b)                                 All other reports filed by the Company under Section 13(a) or 15(d) of the Exchange Act after the end of the year covered by its most recent Annual Report on Form 10-K; and

(c)                                  The description of the Common Stock contained in the registration statement therefore under the Exchange Act, including any amendments filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this document and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

A copy of any or all of the documents referred to above, as well as any documents constituting part of a prospectus covering shares offered under the Plan, may be obtained, without charge, by written or oral request to Investor Relations, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-3573).

19.  Non-Solicitation Agreement.  The Company’s success depends on its ability to hire and retain a productive and efficient workforce.  In recognition of this fact, by accepting this Award you agree that for a one-year period beginning on the date your employment terminates (regardless of the reason for the employment termination), you will not (directly or indirectly) hire, solicit for hire, or assist others in hiring or soliciting for hire, any employee of the Company or its subsidiaries (“Company employees”).  This provision shall not apply if you worked in, or were a resident of, the state of California when your employment terminated.  This provision shall not prohibit you or a future employer of yours from hiring, soliciting for hire, or assisting others in hiring or soliciting for hire, any Company employee who (1) responds to a general solicitation or advertisement that is not specifically directed to Company employees, (2) is referred to you or your future employer by a search firm, employment agency or similar organization, or (3) directly or indirectly contacts you or your future employer on their own initiative and without having been solicited.

Questions regarding this Award and requests for additional information about the Plan or the Committee should be directed to Beth Hinson, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-3967, e-mail Beth.Hinson@Protective.com).  These Performance Share Provisions and your Award Letter contain the formal terms and conditions of your Award, and you should retain them for future reference.